Exhibit 10.3

Execution Copy

PARTNERS AGREEMENT

This PARTNERS AGREEMENT (this “Agreement”) is made as of September 14, 2009 by and among Grande Investment L.P., a Delaware limited partnership (the “Partnership”), Grande Manager, LLC, a Delaware limited liability company (“Grande Manager”), ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY VI”), Rio GP, LLC, a Nevada limited liability company (“Rio”), the other Partners (as defined herein) signatories hereto as of the date hereof and the Partners who are from time to time joined hereto after the date hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 1 hereof.

WHEREAS, each Partner holds the number and type of Partner Interests as are set forth on Schedule I attached hereto; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purposes, among others, of (i) assuring continuity in the management and ownership of the Partnership and (ii) limiting the manner and terms by which the Partner Interests may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.              Definitions.  As used herein, the following terms shall have the following meanings:

“ABB” means Atlantic Broadband Finance, LLC, a Delaware limited liability company.

“ABB Advisory Agreement” means the advisory agreement between ABB and Grande Operating, dated as of the date hereof.

“ABRY-Affiliated Partner” means any Partner who holds ABRY-Affiliated Partner Interests but only with respect to, and to the extent that such Partner holds, ABRY-Affiliated Partner Interests.

“ABRY-Affiliated Partner Interests” means, subject to Section 3(a), those Partner Interests initially issued to or subsequently acquired by ABRY VI or its Affiliates.

 “ABRY Advisory Agreement” means the advisory agreement between ABRY Partners LLC, a Delaware limited liability company, and Grande Operating, dated as of the date of this Agreement.

“ABRY Directors” has the meaning set forth in Section 2(b)(i).

“ABRY VI” has the meaning set forth in the preamble hereof.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affiliate Transaction” shall have the meaning set forth in Section 12(a).

“Agreement” has the meaning set forth in the preamble hereof.

“Approved Sale” means the sale of the Partnership, in a single bona fide arm’s length transaction or a series of related bona fide arm’s length transactions, to a third party (which is not (i) an Affiliate of the Partnership or of ABRY VI, (ii) a Person that qualifies as a Permitted Transferee of any Affiliate of the Partnership or ABRY VI or (iii) a group consisting of any of the foregoing), (a) pursuant to which such third party has agreed in writing to acquire a majority of the Common Units (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Common Units or otherwise), or all or substantially all of the consolidated assets of the Partnership, (b) which has been approved by the General Partners, and (c) pursuant to which, upon the consummation of the Approved Sale, each holder of Equity Securities shall receive the same form of consideration and the same portion of the aggregate net consideration (following the payment of the reasonable expenses incurred by holders of Equity Securities in connection with such Approved Sale to the extent such expenses are approved by the General Partners and are not otherwise paid by the Partnership or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Approved Sale (and, if less than all of the outstanding Equity Securities are being sold in the Approved Sale, then the form and portions of aggregate consideration shall be determined as if the Equity Securities included in the Approved Sale were all of the outstanding Equity Securities then outstanding), or, if any holders of any type of Equity Securities are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such type are given the same option.

“Business Day” means any day that is not a Saturday, Sunday or a statutory or civic holding in the State of New York or the Commonwealth of Massachusetts.

“Class A Common Unit” means the Partnership’s Class A Common Units (as defined in the Partnership Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class A Common Units are hereafter changed or exchanged for different Units, interests or securities of the Partnership, such other Units, interests or securities, and any other Class A Common Units of the Partnership hereafter issued.

“Class B Common Unit” means the Partnership’s Class B Common Units (as defined in the Partnership Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class B Common Units are hereafter changed or exchanged for different Units, interests or securities of the Partnership, such other Units, interests or securities, and any other Class B Common Units of the Partnership hereafter issued.

“Common Partner” means any Partner who holds Common Units but only with respect to, and to the extent that such Partner holds, Common Units.

“Common Units” has the meaning set forth in the Partnership Agreement.  The Series A Preferred Units are not Common Units.

“Confidential Information” means all information (whether technical, marketing, business, financial or otherwise), in whatever form (whether tangible, orally communicated, physically communicated or disclosed in writing, electronically or otherwise, including information disclosed by samples or demonstrations of processes, techniques or equipment) which is disclosed to any Partner subsequent to the date of this Agreement and which relates in any way to the Partnership or any of its Subsidiaries, their respective technology and their respective businesses, including any information received by any Partner in connection any other Transaction Document; provided that Confidential Information shall not include, as to any particular Partner, information that (a) was publicly known at the time it was disclosed to such Partner, (b) subsequently becomes publicly known through no act or omission by such Partner or any Person acting on its behalf, (c) otherwise becomes known to such Partner (other than through disclosure by the Partnership or any Subsidiary) from a source that to the knowledge of such Partner is not subject to a requirement of confidentiality with respect to the Partnership or any Subsidiary or such information or (d) is related specifically to such Partner’s percentage interest in the Partnership such as type and number of Equity Securities owned by such Partners, and any description of rights, considerations and obligations of each Partner under the Transaction Documents.

“Contribution Agreement” means the contribution, assignment and assumption agreement, dated as of the date hereof, by and between Grande Holdings and Grande Operating.

“Convertible Security” has the meaning set forth in the Partnership Agreement.

“Director” means a member of the Grande Manager Board.

“Election Notice” has the meaning set forth in Section 6(a) hereof.

“Eligible Purchaser(s)” has the meaning set forth in Section 3(b)(i) hereof.

“Equity Securities” means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) of the Partnership or such successor corporation and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined by the General Partners in good faith.

“General Partner” means Grande Manager or Rio, together, “General Partners”.  The General Partners, along with their number and type of Partnership Interests, are listed on Schedule I attached hereto.

“Governmental Authority” means any Federal, state, local or foreign government, or other entity (including any governmental or quasi-governmental agency or authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grande Holdings” means Grande Communications Holdings, Inc., a Delaware corporation and any successor-in-interest thereto, including Rio Holdings, Inc., a Nevada corporation and surviving corporation of a merger with Grande Communications Holdings, Inc. on or after the date hereof.

“Grande Holdings Director” means the representative of Grande Holdings Partner designated to the Board of Directors of Grande Manager pursuant to Section 2.

“Grande Holdings Partner” means Rio and any transferee thereof to whom the Partner Interests initially issued to or subsequently acquired by Rio are transferred in accordance with this Agreement and the Partnership Agreement.

“Grande Manager” has the meaning set forth in the preamble hereof.

“Grande Manager Board” means the board of managers of Grande Manager.

“Grande Operating” means Grande Communications Networks, Inc., a Delaware corporation that has been or will be converted into a Delaware limited liability company on or prior to the date of this Agreement.

“Incentive Unit Purchase Agreement” has the meaning set forth in the Partnership Agreement.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm or consultant in the United States that is, in the good faith judgment of the Grande Manager Board, independently qualified to perform the task for which it has been engaged.

“Issuance Notice” has the meaning set forth in Section 6(a) hereof.

“Limited Partner” means any Person now or hereafter admitted as a limited partner in accordance with the terms of this Agreement.  The Limited Partners as of the date hereof are listed on Schedule I attached hereto.

“Management Partner” means any Partner that holds Class B Common Units, but only with respect to, and to the extent that such Partner holds, Class B Common Units.

“Non-Core Company” has the meaning set forth in the Partnership Agreement.

“Non-Management Partner” means any Partner that is not a Management Partner.

“Offer Period” has the meaning set forth in Section 3(b)(ii) hereof.

“Offered Units” has the meaning set forth in Section 6(a) hereof.

“Offered Securities” has the meaning set forth in Section 3(a) hereof.

“Offering Partner” has the meaning set forth in Section 3(b)(i) hereof.

“Other Partners” means, with respect to any Partner, all Partners other than such Partner.

“Participation Notice” has the meaning set forth in Section 3(b)(ii) hereof.

“Partner Interests” means (i) any Unit and (ii) any Equity Securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of distribution or of a combination, exchange, conversion or division of such securities or in connection with a recapitalization, merger, consolidation or other reorganization.  As to any particular Units or other Equity Securities constituting Partner Interests, such Units or other Equity Securities will cease to be Partner Interests when they have been sold in a Public Sale, an Approved Sale, or upon the consummation of a Qualified Public Offering.  For purposes of this Agreement, a Person will be deemed to be a holder of Partner Interests whenever such Person has the right to acquire directly or indirectly such Partner Interests (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Partners” means collectively, the General Partners and the Limited Partners (as listed on Schedule I attached hereto), and any additional or successor partners of the Partnership admitted to the Partnership pursuant to a joinder substantially in the form of Exhibit A attached hereto.

“Partnership” has the meaning set forth in the preamble hereof.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of the date hereof, by and among the Partnership and the Partners party thereto, as amended, restated or otherwise modified from time to time.

“Partnership Loss(es)” has the meaning set forth in Section 4(c) hereof.

“Permitted Transferee(s)” has the meaning set forth in Section 3(c) hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Preemptive Period” has the meaning set forth in Section 6(a) hereof.

“Public Offering” has the meaning set forth in Section 5 hereof.

“Public Sale” means any sale of Partner Interests to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

“Qualified Public Offering” means any sale, in an underwritten public offering registered under the Securities Act, of Equity Securities having an aggregate value of at least $50,000,000.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of August 27, 2009, by and among ABRY Partners, LLC, a Delaware limited liability company, Grande Parent LLC, a Delaware limited liability company, ABRY VI, Grande Communications Holdings, Inc., the Partnership, and Grande Operating.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Partnership and the Partners party thereto, as in effect from time to time.

“Rio” has the meaning set forth in the preamble hereof.

“RULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Sale Notice” has the meaning set forth in Section 3(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Separation Date” has the meaning set forth in the Partnership Agreement.

“Series A Preferred Units” has the meaning set forth in the Partnership Agreement.

“Specified Securities” has the meaning set forth in Section 3(b)(i) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control or have the right to appoint, as the case may be, the managing director, manager, board of advisors, a general partner or other governing body of such partnership, limited liability company, association or other business entity by means of ownership interest, agreement or otherwise.

“Successor Corporation” has the meaning set forth in Section 5 hereof.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) the Partnership Agreement, (iii) the Registration Rights Agreement, (iv) the Recapitalization Agreement, (v) the Incentive Unit Purchase Agreements, (vi) the Investors Securities Purchase Agreement, and (vii) the Contribution Agreement dated as of the date hereof, by and among the Partnership and the Partners that are parties thereto.

“Transfer” has the meaning set forth in Section 3(a) hereof.

“Transfer Notice” has the meaning set forth in Section 3(b)(i) hereof.

“Transferring Partner” has the meaning set forth in Section 3(a) hereof.

“Unit” has the meaning set forth in the Partnership Agreement.

“Vested Incentive Units” means Class B Common Units that have vested pursuant to the terms and conditions of the Incentive Unit Purchase Agreement or other document pursuant to which such Units were acquired by the holder thereof or any other document governing the vesting of such Units.

2.              Grande Manager Board

(a)            ABRY VI hereby represents and warrants to Grande Holdings Partner that it holds all of the outstanding equity securities of Grande Manager and has the right to designate and elect all the members of the Grande Manager Board.  ABRY VI hereby covenants and agrees that, until the provisions of this Section 2 cease to be effective, ABRY VI will not transfer its ownership interest in Grande Manager or grant any contract right giving any Person the right to designate or elect the Grande Manager Board, or cause or permit the interest of Grande Manager in the Partnership to be transferred, except in each case in accordance with this Agreement and to a transferee or other Person that agrees in writing to be bound by all the terms of this Section 2 as if it were substituted for ABRY VI hereunder; provided that ABRY VI, in its sole discretion, shall have the right to elect and to grant others the right to designate or elect other members to the Grande Manager Board in addition to the Grande Holdings Director.

(b)            Until the provisions of this Section 2 cease to be effective, ABRY VI will take and will cause each officer and employee of ABRY Partners, LLC to take actions as may be necessary or desirable that are within its or their control (whether in its or their capacity as a member, manager, Director, member of a committee of the Grande Manager Board or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and Grande Manager shall take all reasonably necessary or desirable actions within its control (including calling special Grande Manager Board and member meetings), so that:

(i)             one or more Directors (the “ABRY Directors”), designated as such by ABRY VI, shall be elected to the Grande Manager Board;

(ii)            one Director (the “Grande Holdings Director”), designated as such by the Grande Holdings Partner, shall be elected to the Grande Manager Board and the board of directors or similar governing body of each direct and indirect Subsidiary of the Partnership, so long as the Grande Holdings Partner holds any Class A Common Units;

(iii)           any other Directors designated by ABRY VI from time to time shall be elected to the Grande Manager Board;

(iv)           (A) any ABRY Director or Director described in clause (iii) above may be removed as a Director at the written request of ABRY VI; provided that no ABRY Director or other such Director will be removed from such position except as provided in this clause (iv)(A), and (B) the Grande Holdings Director may be removed as a Director at the written request of the Grande Holdings Partner; provided that the Grande Holdings Director will not be removed from such position except as provided in this clause (iv)(B) so long as the Grande Holdings Partner holds any Class A Common Units; and

(v)            if (A) any ABRY Director or director described in clause (iii) above ceases to serve as a Director, due to death, resignation removal or otherwise, during his or her term of office, the resulting vacancy on the Grande Manager Board shall be filled by a representative designated as provided in Section 2(b)(i) or Section 2(b)(iii), as applicable, and (B) the Grande Holdings Director ceases to serve as a Director, due to death, resignation removal or otherwise, during his or her term of office, the resulting vacancy on the Grande Manager Board shall be filled by a representative designated as provided in Section 2(b)(ii) above if the Grande Holdings Partner then holds any Class A Common Units.

The initial ABRY Directors shall be Blake R. Battaglia, Jay M. Grossman and Azra Kanji; the initial Grande Holdings Director shall be Duncan Butler; and each such Person shall hold office as a Director until his or her respective successor is designated or until his or her earlier death, resignation or removal.

(c)            The Partnership shall pay or reimburse the reasonable out-of-pocket expenses incurred by each member of the Grande Manager Board in connection with attending the meetings of the Grande Manager Board or any committees thereof.

(d)            The provisions of this Section 2 shall terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering or an Approved Sale.

3.              Restrictions on Transfer of Partner Interests.  No holder of Partner Interests shall Transfer (as defined below) any interest in any Partner Interest except (i)(A) in accordance with the terms and conditions of this Section 3 and Section 9 below, (B) pursuant to an Approved Sale in accordance with Section 4 below or (C) pursuant to a Public Sale and (ii) in accordance with the terms and conditions of the Partnership Agreement.  Except for any Transfer made pursuant to Section 3(a), Section 3(c) or Section 4 below, no Management Partner may Transfer any Class B Common Units held by such Management Partner unless such Transfer is approved in writing by the General Partners and otherwise complies with the terms and conditions of this Section 3, Section 9 below and the Partnership Agreement.

(a)            Tag Along Rights.  At least 30 days prior to any direct or indirect sale, transfer, conveyance assignment, pledge, hypothecation, gift, delivery or other transfer or disposal (a “Transfer”) of all or any portion of Units or other Equity Securities or any interest therein (the “Offered Securities”) by ABRY-Affiliated Partners (collectively, the “Transferring Partner”) to a Person other than a Permitted Transferee of such ABRY-Affiliated Partners or Grande Manager or transfers on or prior to the date that is six (6) months from the date first written above of an aggregate number of Class A Common Units and/or Series A Preferred Units (so long as the ABRY-Affiliated Partners thereafter continue to own, in the aggregate, greater than 50% of each of the Class A Common Units and the Series A Preferred Units) to any member of Atlantic Broadband Group LLC or any Affiliate of any such member (provided that no such transferee shall constitute an ABRY-Affiliated Partner), Grande Manager shall deliver a written notice (the “Sale Notice”) to the Partnership and to each Other Partner specifying in reasonable detail the identity of the prospective transferee(s), the terms and conditions of the Transfer (including the number, type and class of Offered Securities and the purchase price therefor) and the closing date and location.  Each Other Partner may elect to participate in the contemplated Transfer, on the same terms as those set forth in the Sale Notice except as set forth in this Section 3(a), by delivering written notice to the Transferring Partner within 10 days following receipt of the Sale Notice; provided that a Management Partner shall have the right to so participate only with respect to Vested Incentive Units held by such Management Partner at the time of receipt of such Sale Notice.  If one or more Other Partners have elected to participate in such Transfer, the Transferring Partner and such Other Partners shall be entitled to sell in the contemplated Transfer that number of (i) Common Units (if Common Units are being Transferred by the Transferring Partner) of any class (subject, in the case of a sale by any Management Partner, to the provisos in the immediately preceding sentence) as is equal to the percentage of Offered Securities determined by dividing (x) the number of Common Units owned by such Partner by (y) the sum of (A) the total number of Common Units owned by all such Other Partners electing to participate in such Transfer and (B) the total number of Common Units owned by the Transferring Partner; and (ii) Series A Preferred Units (if Series A Preferred Units are being transferred by the Transferring Partner) as is equal to the percentage of Offered Securities determined by dividing (x) the number of Series A Preferred Units owned by such Partner by (y) the sum of (A) the total number of Series A Preferred Units owned by all such Other Partners electing to participate in such Transfer plus (B) the total number of Series A Preferred Units owned by the Transferring Partner; provided, in each case, that each Partner participating in such Transfer shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments following the payment of the reasonable expenses incurred by the Partners in connection with such Transfer to the extent such expenses are approved by the Transferring Partner and are not otherwise paid by the Partnership or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Transfer (assuming that the Units included in the Transfer were all of the Equity Securities then outstanding); provided, further, that the Transferring Partner shall not be required to give a Sale Notice to any Other Partner who does not hold Units of the classes and/or series that would permit such Other Partner to participate in such Transfer in compliance with this proviso prior to any such Transfer by the Transferring Partner.  Each Partner transferring Units pursuant to this Section 3(a) shall be obligated to make customary representations and warranties as to such Partner and the Units such Partner is transferring and join in any indemnification or other obligations that the Transferring Partner agrees to provide in connection with such Transfer; provided, that each such joining Partner’s liability arising under any such indemnification or obligation with respect to such Transfer (i) shall be several and not joint and limited to its pro rata share (based on the percentage of net cash proceeds received by such Partner pursuant to such Transfer) of such liability and (ii) shall in no event exceed the aggregate net cash proceeds actually received by such holder in connection with such Transfer.  This Section 3(a) shall not apply to any Transfer pursuant to Section 4 below.

The Transferring Partner shall use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Partners in any contemplated Transfer as provided in this Section 3(a), and the Transferring Partner shall not Transfer any of its Units to the prospective transferee(s) if the prospective transferee(s) declines to allow the participation of the Other Partners as contemplated by this Section 3(a).  The transferee(s) must agree in writing to be bound by all provisions of this Agreement and the Partnership Agreement and otherwise comply with Section 9 below and Article XI of the Partnership Agreement.

(b)            First Offer Rights.

(i)             Subject to Section 3(c) below, prior to any proposed Transfer of Common Units by any Common Partner (other than (i) a Transfer to a Permitted Transferee of such Common Partner or (ii) a Transfer by an ABRY-Affiliated Partner), the Partner proposing to make such a Transfer (the “Offering Partner”) shall deliver a written notice (the “Transfer Notice”) to each Other Partner holding Class A Common Units (the “Eligible Purchasers”) specifying in reasonable detail the number (and type) of Partner Interests proposed to be Transferred (the “Specified Securities”).

(ii)            For a period of 30 days following receipt of a Transfer Notice (the “Offer Period”), the Offering Partner shall negotiate in good faith for the sale of the Specified Securities with any Eligible Purchaser expressing a good faith desire to purchase such Specified Securities, and any Eligible Purchaser may elect to offer to purchase all or any portion of the Specified Securities, for a purchase price, and on the other terms and conditions specified by such Eligible Purchaser, by delivering a written notice (a “Participation Notice”) of such election to the Offering Partner on or prior to the end of the Offer Period.  The Offering Partner may, in its sole discretion, elect to accept the offer price and other terms and conditions set forth in any Participation Notice with respect to all or any portion of the Specified Securities.

(iii)           If the Offering Partner receives one or more Participation Notices for the purchase of all of the Specified Securities, then the Offering Partner may transfer all of the Specified Securities to a third party, at a price and on terms and conditions no more favorable to the Offering Partner than the terms and conditions contained in the Participation Notice most favorable to the Offering Partner, during the 180-day period immediately following the expiration of the Offer Period.  Any Partner Interests not transferred within such 180-day period will be once again subject to the provisions of this Section 3(b) upon subsequent transfer.

(iv)           If the Offering Partner does not receive any Participation Notices within the Option Period or does not receive Participation Notices with respect to all of the Specified Securities in a single Transfer, then the Offering Partner may transfer all of the Specified Securities to a third party at a price on and on terms determined by such Offering Partner in its sole discretion, during the 180-day period immediately following the expiration of the Offer Period.  Any Partner Interests not transferred within such 180-day period will be once again subject to the provisions of this Section 3(b) upon subsequent transfer.

(c)            Permitted Transfers.  Subject to the succeeding three sentences of this Section 3(c), the restrictions contained in this Section 3 shall not apply with respect to any Transfer of Units by any Partner (i) in the case of an individual Partner, pursuant to applicable laws of descent and distribution or to such Partner’s parent, spouse, descendants or a trust formed exclusively for the benefit of one or more of the foregoing, or (ii) in the case of any Partner that is an entity, any Transfer to any of its Affiliates.  All transferees of Transfers permitted under this Section 3(c) are collectively referred to herein as “Permitted Transferees” and such transferred Partner Interests shall remain subject to the terms of this Agreement and any restrictions on Transfer set forth in the Partnership Agreement.  A Permitted Transferee of Units may Transfer such Units pursuant to this Section 3(c) only to the transferor Partner, as the case may be, or to a Person that is a Permitted Transferee of such transferor Partner, as the case may be.  No Partner shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio.

(d)            Termination of Restrictions.  The restrictions on transfer in this Section 3 with respect to any Partner Interest shall terminate at the time such Partner Interest is sold in a Public Sale, an Approved Sale or upon a Qualified Public Offering.

4.              Sale of the Partnership.

(a)            In the event of an Approved Sale, each Partner shall (i) consent to the Approved Sale, (ii) waive and agree not to pursue any dissenter’s rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of securities, agree to sell its Partner Interests (or applicable portion thereof) on the terms and conditions of the Approved Sale; provided, that  (i) each Partner participating in such Approved Sale shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments and following the payment of the reasonable expenses that are approved by the General Partners and are not otherwise paid by the Partnership or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Partner Interests included in the Transfer were all of the Equity Securities then outstanding); and (ii) notwithstanding the preceding clause (i), the holders of Series A Preferred Units will be entitled to receive cash consideration even if the consideration to be paid to the holders of Common Units consists in part or in whole of non-cash consideration, so long as all holders of Common Units receive the same form(s) of non-cash consideration and the amount of the total net consideration described in the preceding clause (i).  Each Partner will take all necessary and desirable lawful actions as reasonably directed by the General Partners in connection with the consummation of any Approved Sale, including executing the applicable purchase agreement pursuant to which each holder of Partner Interests will severally (but not jointly) make representations and warranties concerning solely (i) the beneficial ownership of the Partner Interests (if any) to be sold by such holder, and (ii) such holder’s ability to execute such sale contract and necessary ancillary documents and perform the obligations thereunder, and provide indemnities solely in respect of such representations and warranties made by such holder, provided, that each such joining Partner’s liability arising under any such indemnification or other obligation with respect to such Approved Sale shall in no event exceed the aggregate net cash proceeds actually received by such Partner in connection with such Approved Sale.  No Partner shall be required to make any representations or warranties with respect to any other Partner or the Partnership, its Subsidiaries or their respective assets, properties, liabilities, operations or businesses.

(b)            If the General Partners enter into any negotiation or transaction for which Rule 506 promulgated under the Securities Act by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a sale of assets, merger, consolidation or other reorganization), each holder of Partner Interests who is not an “accredited investor,” as that term is defined in Regulation D promulgated under the Securities Act, will, at the election of the General Partners, either (i) appoint either a purchaser representative (as such term is defined in Rule 501) designated by the Partnership, in which event the Partnership will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Partnership), in which event such holder will be responsible for the fees of the purchaser representative so appointed, or (ii) be deemed to have elected to receive cash in an amount equal to the Fair Market Value of any securities that such holder would otherwise have received in such Approved Sale and that are not registered under the Securities Act, in lieu of receiving such unregistered securities.

(c)            Each holder of Partner Interests agrees that, if the General Partners so request, the agreements relating to the Approved Sale may provide for indemnity by each holder of Partner Interests in respect of representations and warranties regarding the Partnership, its Subsidiaries and their respective assets, properties, liabilities, operations and businesses not made by such holder of Partner Interests, so long as the sole source for payment of any such indemnity (a “Partnership Loss”) will be funds (the amount of which for each holder shall not exceed the aggregate net cash proceeds that otherwise would have been received by such holder in connection with such Approved Sale) deposited in escrow for such purpose or otherwise segregated and withheld from the proceeds otherwise distributed to the selling persons, as the General Partners may determine, and any Partnership Losses will be borne by the selling persons as described in the first sentence of Section 4(a) above as if they were post-closing adjustments.

(d)            No consideration or fee shall be paid or provided to the General Partners or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the General Partners in any manner (including in connection with a non-compete agreement, consulting agreement or any other agreement, arrangement or understanding) in connection with an Approved Sale, which would cause the General Partners or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the General Partners to receive consideration or fees (of any kind, in any form and/or at any time) not available to all Partners in a manner other than the manner in which such benefit would have been received by such Partner had such benefit, together with the net consideration of the Approved Sale and any like consideration or fees received by any other Partner or Affiliate thereof, been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Partner Interests included in the Transfer were all of the Equity Securities then outstanding).  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, the Partners and the Partnership agree that in connection with such Approved Sale, ABRY VI and /or its Affiliates shall be entitled to be paid the management fee provided for in the ABRY Advisory Agreement and a fee in connection with any Approved Sale in an aggregate amount equal to 2% of the enterprise value implied by such Approved Sale and shall not be required to share any portion of these amounts with the Partnership, any other Partner or any other Person.

5.              Public Offering.  In the event that the General Partners approve a recapitalization of, or a transaction which contemplates the recapitalization of, the Partnership or its Subsidiaries, including a public offering and sale of Equity Securities pursuant to an effective registration statement under the Securities Act (a “Public Offering”), including pursuant to the Registration Rights Agreement, then the Partnership and all holders of Partner Interests shall take all necessary or desirable actions in connection with the consummation of such recapitalization as the General Partners may reasonably request (i) to convert the Partnership to a corporate form or otherwise combine its Subsidiaries with, and/or cause them to be owned (directly or indirectly) by, a single corporation, in each case, in a tax-free transaction (except to the extent of taxable income or gain required to be recognized by a Person in an amount that does not exceed the amount of cash received by such Person upon the consummation of such recapitalization and/or any concurrent transaction), including the approval of a merger of the Partnership and/or one or more of its Subsidiaries with and into a newly formed “shell” corporation or one of the Subsidiaries, with the result that each Person shall hold capital stock of such surviving corporation (the “Successor Corporation”) with rights, preferences and privileges that are equivalent to the Partner Interests held by such Person, and (ii) to cause the Successor Corporation to assume all of the obligations of the Partnership under the Transaction Documents.  Notwithstanding the foregoing, it is the intent of the parties hereto that any such Public Offering will result in the parties hereto obtaining common stock of the company whose Equity Securities are so offered in exchange for, and in proportion to, their interests in the Partnership that are Common Units immediately prior to such recapitalization as if such common stock (valued at the price at which shares of common stock are sold to the public in such offering) were distributed in liquidation of the Partnership pursuant to the Partnership Agreement.

6.              Preemptive Rights

(a)            Subject to Section 6(b) below, if the Partnership or any of its Subsidiaries proposes to issue any Equity Security, the Partnership will (or will cause such Subsidiary to) offer to sell to each Partner holding Common Units a number of such securities (“Offered Units”) as is equal to such Partner’s pro rata share, based on the ratio of (i) the number of Common Units owned by such Partner divided by (ii) the total number of Common Units outstanding at such time; provided that for the purpose of calculating Offered Units with respect to any Management Partner, the “Partner Interests owned by such Partner” shall mean such Partner’s Vested Incentive Units held by such Partner at the time of such calculation.  The Partnership shall give each Partner at least thirty (30) days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”); provided the issue price for any Class A Common Units issued as provided in this Section 6 prior to the first anniversary of the date of this Agreement will the same as the price per Unit at which Class A Common Units are being issued pursuant to the Investor Securities Purchase Agreement on the date of this Agreement (i.e., $1.00 per Class A Common Unit).  Each Partner will be entitled to purchase such securities at the same price and on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities) as the securities are issued by delivery of irrevocable written notice (the “Election Notice”) to the Partnership of such election within thirty (30) days after receipt of the Issuance Notice (the “Preemptive Period”).  If any Partner has elected to purchase any Offered Units, the sale of such units shall be consummated as soon as practical (but in any event within twenty (20) days, unless the Company abandons or withdraws its offering of the Offered Units) after the delivery of the Election Notice to the Partnership.  To the extent the Partners do not elect to, or are not entitled to, purchase all of the Offered Units, then the Partnership or such Subsidiary may issue the remaining Offered Units at a price and on terms no more favorable to the transferee(s) thereof specified in the Issuance Notice during the 120-day period following the Preemptive Period.  Notwithstanding anything in this Section 6 to the contrary, the Partnership shall not be deemed to have breached this Section 6 if, within 30 days following the issuance of any Equity Securities in contravention of this Section 6, the Partnership or the Subsidiary in question (as applicable) offers to sell the same type of such Equity Securities or the holder of such Equity Securities offers to sell all or the applicable portion of such additional Equity Securities in each case to each Partner so that, taking into account such previously issued securities and any such additional securities, each Partner will have had the right to purchase or subscribe for securities in a manner consistent with the allocation provided in the initial sentence of this Section 6(a); provided that no merger or consolidation or sale of all or substantially all of the assets of, transfer of Equity Securities or issuance or sale of additional Equity Securities of the Partnership or any Subsidiary may be approved or effected or any distribution under the Partnership Agreement may be approved or occur prior to the consummation of such subsequent offer.

(b)            The rights contained in this Section 6 shall not apply to (i) the issuance of Common Units (including any Convertible Security) as a dividend or upon any subdivision or Unit split of outstanding Common Units; (ii) the issuance of Equity Securities upon conversion of any Convertible Securities issued in compliance herewith; (iii) the issuance of Equity Securities to officers, directors, managers employees or consultants of the Partnership, its Subsidiaries or Grande Manager or, for so long as the ABB Advisory Agreement is in effect, of ABB or its Affiliates, approved by, or pursuant to arrangements approved by, the General Partners or the Grande Manager Board, (iv) the issuance of Common Units pursuant to any underwritten public offering, (v) the issuance of any Common Unit (including any Convertible Security) as consideration for the acquisition of any Person or business or unit or division thereof or any other asset or other property to be used in the operations of the Partnership or any of its Subsidiaries, (vi) any issuance of Class A Common Units pursuant to the Recapitalization Agreement, or (vii) any issuance of Equity Securities of a Subsidiary of the Partnership to the Partnership or to any other Subsidiary of the Partnership.

7.              Legend.  Each certificate or instrument, if any, evidencing Partner Interests and each certificate or instrument, if any, issued in exchange for or upon the Transfer of any Partner Interests (if such units remain) shall be stamped or otherwise imprinted with legends as provided in Section 11.4 of the Partnership Agreement.

8.              Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Partner Interests in violation of any provision of this Agreement or of the Partnership Agreement shall be null and void, and the Partnership shall not record such Transfer on its books or treat any purported transferee of such Partner Interests as the owner of such units for any purpose.

9.              Transfer of Partner Interests

(a)            In connection with the Transfer of any Partner Interests other than a Transfer pursuant to a Public Sale, the holder thereof shall deliver written notice to the Partnership describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Partnership (which such opinion requirement may be waived by the Partnership in its sole discretion) to the effect that such Transfer of Partner Interests may be effected without registration of such Partner Interests under the Securities Act.  Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Partner shall Transfer any Common Unit if, as a result of and after giving effect to such Transfer, an obligation would arise under the Exchange Act to register any Common Unit.

(b)            No Transfer or issuance of any Partner Interests (other than pursuant to a Public Sale) shall be permitted unless and until the prospective transferee agrees to become a party to this Agreement and be bound by all the terms and conditions hereof to the same extent as the transferring party by executing and delivering to the Partnership a joinder to this Agreement in substantially the form attached hereto as Exhibit A.

10.            Information and Consulting Rights.

(a)            So long as any Grande Holdings Partner or any Non-Management Partner continues to hold any Partner Interest, the Partnership shall deliver, or cause to be delivered to such Grande Holdings Partner and/or such Non-Management Partner:

(i)             as soon as available, but in any event within 120 days after the end of each fiscal year of the Partnership beginning with the fiscal year ending after December 31, 2009, a copy of the consolidated balance sheet of Grande Operating, as at the end of such fiscal year and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in comparative form the figures (if any) for the previous year and, if obtained by Grande Operating, accompanied by a report thereon, without qualification as to the scope of the audit, of independent certified public accountants of nationally recognized standing, stating that such financial statements fairly present, in all material respects, the consolidated financial position of the Grande Operating and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(ii)            following the Separation Date and as soon as available, but in any event within 120 days after the end of each fiscal year of the Partnership, a copy of the consolidated balance sheet of each Non-Core Company as at the end of such fiscal year and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in comparative form the figures (if any) for the previous year and, if obtained by such Non-Core Company, accompanied by a report thereon, without qualification as to the scope of the audit, of independent certified public accountants of nationally recognized standing, stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Non-Core Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and

(iii)           as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Partnership (other than any quarterly period ending prior to the date hereof), the unaudited consolidated balance sheet of each of Grande Operating and each Non-Core Company, in each case with its Subsidiaries (if any), in each case, as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations, owners’ equity and cash flows for such quarterly period and the portion of the fiscal year of such entity through such date.

(b)            [Intentionally Omitted]

(c)            [Intentionally Omitted]

(d)            [Intentionally Omitted]

11.            Certain Approval Rights of the Grande Holdings Partner.  Without the prior written consent of the Grande Holdings Partner or the Grande Holdings Director, the Partnership will not, and the General Partners shall cause the Partnership not to:

(a)            directly or indirectly issue any Class B Common Units or other incentive-based Equity Securities to any ABRY VI officers, directors, employees or consultants; or

(b)            during the period of 18 months from the date of this Agreement, (i) directly or indirectly issue incentive-based Equity Securities other than Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units to any of the officers, directors, employees or consultants of the Partnership, (ii) issue any Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units if, after giving effect to such issuance, the Class B Common Units of such series would represent greater than 5% of the then-outstanding Common Units, or (iii) decrease the Non-Distribution Amount of Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units.

(c)            [Intentionally Omitted]

(d)            [Intentionally Omitted]

(e)            [Intentionally Omitted]

12.            [Intentionally Omitted]

13.            Confidentiality.  Each Partner agrees (as to itself) that it will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Partner in good faith to protect confidential information of third parties delivered to it and will not use any Confidential Information other than for a purpose reasonably related to such Partner’s investment in the Partnership; provided that each Partner may deliver or disclose Confidential Information to (i) such Partner’s stockholders, directors, officers, employees, agents, attorneys, affiliates and financial and professional advisors (in each case, to the extent such disclosure reasonably relates to the ownership, disposition or administration of the investment represented by the Partner Interests held by such Partner) who agree to hold confidential and refrain from using the Confidential Information substantially in accordance with the terms of this Section 13; provided that a stockholder of Grande Holdings will not be required to agree to maintain confidentiality of information such stockholder receives from or through the Grande Holdings Partner so long as the information such stockholder receives is of the type customarily provided by privately held corporations to stockholders, taking into account the identity of such shareholder, who are not subject to confidentiality obligations, (ii) any other holder of any Partnership Interest that is bound by this Section 13 to the same extent as such Partner, (iii) any Person to which such Partner may sell or offer to sell any Partnership Interest or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13 to the same extent as such Partner), (iv) any Person from which such Partner may offer to purchase any security of the Partnership (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13 to the same extent as such Partner), (v) any federal or state regulatory authority having jurisdiction over the Partner, or (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any applicable law, rule, regulation or order, including any filings with or disclosures to the Securities and Exchange Commission required to be made by such Partner under the Exchange Act and any other filings with or notices to any Governmental Authorities in accordance with the Recapitalization Agreement or otherwise required under applicable law, (x) in response to any subpoena or other legal process or (y) in connection with any litigation.

14.            Amendment and Waiver.

(a)            Subject to Section 14(b) below, no modification, amendment or waiver of any provision of this Agreement (whether by merger, consolidation or otherwise) shall be effective against the Partnership and the Partners unless such modification, amendment or waiver is approved in writing by, respectively, the Partnership and the holders of a majority of the Common Units on a fully diluted as if converted basis; provided that:  (i) no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties, and (ii) no such modification, amendment or waiver of Section 11 or Section 12 above, or that eliminates the right of the Grande Holdings Partner to designate, remove or replace the Grande Holdings Director, or to participate in transfers pursuant to Section 3(a) above or issuances pursuant to Section 6 above or to receive financial statements or other information pursuant to Section 10 above, will be effective unless the same has been approved in writing by the Grande Holdings Partner or the Grande Holdings Director.  A joinder to this Agreement by any other Person as a “Partner” hereunder shall not be deemed to adversely affect the rights of any other Partner hereunder or to be a modification, amendment or waiver of this Agreement for purposes of this Section 14.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)            Notwithstanding anything in this Section 14 to the contrary, a modification, amendment or waiver made to reflect (A) the terms and conditions of any new class or series of Equity Securities (with respect to such Equity Securities) and any restrictions, rights, preferences and privileges associated therewith or (B) the restrictions on or rights of any Person who purchases Equity Securities of the Partnership after the date hereof (with respect to such Equity Securities) shall, in each case, require only the approval of the Partnership and the Partners holding a majority of the Class A Common Units; provided that (i) no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties and (ii) no such modification, amendment or waiver that eliminates the right of the Grande Holdings Partner thereof to designate, remove or replace the Grande Holdings Director, or to participate in transfers pursuant to Section 3(a) above or issuances pursuant to Section 6 above will be effective unless the same has been approved in writing by the Grande Holdings Partner or the Grande Holdings Director.

15.            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.            Entire Agreement.  This document and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17.            Termination.  This Agreement will automatically terminate and be of no further force or effect immediately after the earlier of the consummation of (i) an Approved Sale or (ii) a Qualified Public Offering.

18.            Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Partnership and its successors and assigns and the Partners and any subsequent holders of their respective Partner Interests and the respective successors and assigns of each of them, so long as they hold Partner Interests; provided that, during the period of 18 months from the date of this Agreement, none of the rights, interests or obligations of Grande Holdings Partner pursuant to any of Sections 10(b) through 10(d) or Section 11 or 12 shall be assigned without the prior written consent of the Partnership.

19.            Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

20.            Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Partnership and any Partner may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

21.            WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

22.            Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three Business Days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications shall be sent to each Partner at the address set forth for such Partner on Schedule II attached hereto and to the Partnership at the address set forth below:

Grande Investment L.P.
c/o ABRY Partners IV, L.P.
111 Huntington Avenue
30th Floor
Boston, MA  02199
Facsimile:	617-859-8797
Attention:	Jay Grossman

with a copy (which will not constitute notice to the Partnership), to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Facsimile:	212-446-4900
Attention:	John L. Kuehn, Esq.

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

23.            Other Partner Agreements.  Each of ABRY VI and the Partnership agrees that it will not enter into any agreement with respect to any of the matters contained in this Partners Agreement with terms and conditions that are more favorable to any party or Partner than the rights and obligations of Grande Holdings Partner hereunder.

24.           Governing Law.    This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law that would cause the laws or any other jurisdiction to be applied.

25.            No Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

26.            Parties in Interest.  Nothing herein shall be construed to be to the benefit of or enforceable by any Person that is not a party hereto including any creditor of the Partnership.

27.            Submission to Jurisdiction.  .  EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE COURTS LOCATED IN THE STATE OF DELAWARE WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE IN THE MANNER PROVIDED FOR SUCH PARTY IN SECTION 22 AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED AS PROVIDED IN SECTION 22.

28.            Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

*   *   *   *   *

Execution Copy

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRANDE INVESTMENT L.P.

By:	Grande Manager, LLC,
Its General Partner

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

GRANDE MANAGER, LLC

By:	ABRY Partners VI, L.P.,
Its Sole Member

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

ABRY PARTNERS VI, L.P.

By:	ABRY VI Capital Partners, L.P.,
Its General Partner

By:	ABRY VI Capital Investors, LLC,
Its General Partner

By:	/s/ Jay M. Grossman
Name:	Jay M. Grossman
Title:	Authorized Signatory

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC,
Its General Partner

By:	/s/ Jay M. Grossman
Name:	Jay M. Grossman
Title:	Authorized Signatory

GRANDE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Michael Wilfley
Name:	Michael Wilfley
Title:	Chief Financial Officer